Exhibit 4.3

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Third Point Re (USA) Holdings Inc.

7.00% Senior Note due 2025

No. R-1	$115,000,000.00
CUSIP NO. 88428L AA0	February 13, 2015
ISIN NO. US88428LAA08

Third Point Re (USA) Holdings Inc., a Delaware corporation (the “Company”, which term includes any successor in interest under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Fifteen Million U.S. Dollars (U.S. $115,000,000.00) on February 13, 2025 (the “Maturity Date”) and to pay interest thereon at a rate of 7.00% per year (subject to adjustment from time to time in accordance with the terms of the Indenture hereinafter referred to), accruing from and including February 13, 2015 (or the most recent Interest Payment Date to which interest has been paid or made available for payment), payable in arrears on February 13 and August 13 of each year, beginning August 13, 2015 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the foregoing rate on any overdue principal.

Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, February 13, 2015) to but excluding the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be (each, an “Interest Period”). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the final Maturity Date for the Notes) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.

Interest on each Interest Payment Date shall be payable to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the regular record date for such Interest Payment Date, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of this Note (or one or more Predecessor Securities) is payable (subject to the rights of the registered Holder on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Maturity Date or Redemption Date). Any such interest not so timely paid or duly provided for will forthwith cease to be payable to the registered Holder on the relevant Regular Record Date entitled to such interest by virtue of having been such Holder, and may either be paid to the Person in whose name this Note (or one or more Predecessor

Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any, on) and/or interest on this Note shall be made at the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent has received at or prior to 12:00 p.m. New York City time on that date money designated for and sufficient to pay such installment and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture. At the option of the Company or the Guarantor, payment of any such installment may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company and the Guarantor by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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The Company caused this instrument to be duly executed on the date set forth below.

Third Point Re (USA) Holdings Inc.,
as Issuer

By:	/s/ Christopher S. Coleman
Name:	Christopher S. Coleman
Title:	Chief Financial Officer

Date:	February 13, 2015

Certificate of Authentication

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

The Bank of New York Mellon,
as Trustee

By:	/s/ Francine Kincaid
its Authorized Signatory

Date:	February 13, 2015

(REVERSE OF NOTE)

This Note is one of a duly authorized issuance of securities of the Company designated as its 7.00% Senior Notes due 2025 (the “Notes”), issued and to be issued in one or more series under a Senior Indenture, dated as of February 13, 2015 (the “Base Indenture”), among the Company, Third Point Reinsurance Ltd., a Bermuda exempted company (the “Guarantor”), and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of February 13, 2015, among the Company, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture (and all indentures from time to time supplemental thereto) for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $115,000,000.00. The Company may at any time issue other debt securities under the Indenture in unlimited amounts, including debt securities having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company shall use a separate CUSIP for any such additional Notes that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the Original Issue Date of such additional Notes. Any such additional Notes shall, together with the Outstanding Notes, constitute a single series of Securities under the Indenture.

Optional Redemption of Notes

At any time and from time to time prior to the Maturity Date, either the Company or the Guarantor may, at its option, redeem the Notes of this series in whole or in part at any time and from time to time as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof; provided that the principal amount of any such Note remaining Outstanding after a redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof.

On the Redemption Date, the Notes to be redeemed will become due and payable and, unless both the Company and the Guarantor default in their respective obligations with respect to payment of the Redemption Price, from and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. In the event the Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal and interest may be made on the next succeeding date that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date for such Note unless both the Company and the Guarantor default in the payment of such interest). On or prior to any Redemption Date, the Company or the Guarantor is required to deposit with a Paying Agent funds sufficient to pay the Redemption Price of and accrued and unpaid interest on the Notes to be redeemed on such Redemption Date. If the Company or the Guarantor is redeeming less than all the Notes, the Trustee must select the Notes to be redeemed by such method as the Trustee in its sole discretion deems fair and appropriate, subject to the procedures of the Depositary.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless either the Company or the Guarantor has exercised their right to redeem the Notes in accordance with their terms, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to a Change of Control Offer, as provided in the Indenture. Any exercise by a Holder of its election to accept a Change of Control Offer shall be irrevocable.

In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes to be purchased, to but excluding the Change of Control Payment Date (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Change of Control Payment Date). The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining Outstanding after purchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

General Terms

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire Indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture or the Notes of any series thereunder may be amended or supplemented, and compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences may be waived, in each case as provided in the Indenture.

The Notes shall not be subject to any sinking fund, amortization or analogous provision or be redeemable at the option of the Holders.

As provided in and subject to the provisions of the Indenture, the Holder of this Note may pursue a remedy with respect to the Indenture or this Note only if (i) the Holder gives to the Trustee written notice of a continuing Event of Default with respect to the Notes of this series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes of this series make a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after receipt of the notice, request and offer of indemnity or security has failed to institute any such proceeding; and (v) during such 60-day period the Holders of a majority in aggregate principal amount of the Outstanding Notes have not given the Trustee a direction inconsistent with the request (as determined by the Trustee in its reasonable discretion). The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective Stated Maturities expressed herein or, in the case of redemption, the applicable Redemption Date.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and any interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company or the Guarantor in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Note or Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, upon surrender for registration of transfer of this Note at the office or agency of the Company or otherwise in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denominations and of a like tenor and aggregate principal amount, of the same Original Issue Date and Stated Maturity and having the same terms.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Except as otherwise provided in the Indenture, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

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Option of Holder to Elect Purchase

If you wish to have this Note purchased by the Company pursuant to Section 2.4 of the Supplemental Indenture, check the box:

[    ]

If you wish to have a portion of this Note purchased by the Company pursuant to Section 2.4 of the Supplemental Indenture, state the amount (in principal amount) below:

$

Date:

By:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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